EXHIBIT 10.25


              INTELLECTUAL PROPERTY AND CAPITAL INTEREST AGREEMENT

         THIS AGREEMENT, entered into and effective as of February 1, 2005 (the "Effective Date"), is by and between Lifestream Technologies, Inc. ("Lifestream"), a Nevada corporation with a post office address at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854; and LifeNexus, Inc. ("LifeNexus") a Nevada corporation with a post office address at 370 Interlocken Boulevard, Fourth Floor, Broomfield, Colorado 80021.

                                   BACKGROUND
         WHEREAS Lifestream is the owner of certain intellectual property rights including a registered U.S. trademark and several U.S. and international patent applications pertaining to a secured data acquisition, transmission, storage and analysis system, as listed on Exhibit "A" hereto; and
         WHEREAS LifeNexus is desirous of obtaining and commercializing these intellectual property rights under the terms set forth below.
         NOW THEREFORE, in consideration of ten dollars ($10) in hand paid and the promised performance by each of the parties of the terms set forth herein, the parties hereto, intending to be legally bound, mutually agree as follows:

                               TERMS OF AGREEMENT
         I.  CONDITIONAL ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS
         1.1 Subject to satisfaction of the Condition Precedent as set forth in paragraph 1.2, below, Lifestream will assign to LifeNexus the intellectual property rights listed in Exhibit "A" to the extent that such intellectual property rights pertain to the secured data acquisition, transmission, storage and analysis system (the "Intellectual Property Assets"), it being understood and agreed that Lifestream retains all rights in these intellectual property rights to the extent that they do not pertain to the secured data acquisition, transmission, storage and analysis system.

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         1.2 Assignment of the Intellectual property Assets as set forth in the paragraph 1.1, above, is subject to the satisfaction of the following Condition
Precedent: Completion by LifeNexus of raising five hundred thousand dollars ($500,000) within six (6) months from the Effective Date of this Agreement plus the remaining portion of the Calendar month in which said Effective Date occurs (the "Condition Precedent Satisfaction Period") in a manner that limits the total potential of dilution (i.e., if all issued warrants, with the exception of any employee stock options, are exercised and all convertible interests are convert into equity) such that Lifestream's equity interest in LifesNexus will not be reduced below forty-nine percent (49%) upon the conclusion of the obligation set forth in this section 1.3.

         1.3 LifeNexus must also raise additional four million dollars ($4,000,000) in equity, debt or other new capital contributions (other income) within twelve (12) calendar months following the end of the Condition Precedent Satisfaction Period, in a manner that limits the total potential of dilution (i.e., if all issued warrants, with the exception of any employee stock options, are exercised and all convertible interests are convert into equity) such that Lifestream's equity interest in LifesNexus will not be reduced below forty-nine percent (49%) upon the conclusion of the obligation set forth in this section 1.3

         1.4 Lifestream further grants to LifeNexus the right to attempt to revive and pursue, at its own cost and discretion, patents relating to Lifestream's recently abandoned patent applications in Israel, Australia and New Zealand, which may or may not be revivable under the governing laws.

         II.  GRANT BACK LICENSE
         2.1 Upon completion of the assignment as set forth in paragraph 1.1, above, LifeNexus grants to Lifestream a royalty-free, worldwide, non-terminable, non-sublicensable (except to parties who manufacture products for Lifestream) exclusive license (the "License") to use the Intellectual Property Assets, as well as any other intellectual property rights obtained by LifeNexus pertaining to the secured data acquisition, transmission, storage and analysis system, as potentially improved by LifeNexus, in connection with point-of-care health-related diagnostic devices (the "Lifestream Exclusive Field of Use").

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         III.  CAPITAL INTEREST IN LIFENEXUS
         3.1 Upon completion of the initial financing by LifeNexus pursuant to paragraph 1.2, above, LifeNexus will convey to Lifestream 100,000 shares of convertible preferred shares of LifeNexus stock (such shares will be convertible into 2,450,000 shares of common or 49% LifeNexus stock upon completion of the additional financing under terms set forth in this agreement) without any further warrant, conversion or other actual or potential equity interest granted for the benefit of Lifestream, such that the capital stock of LifeNexus upon completion of this initial financing will be as follows:

         Management under contract: At least twenty percent (20% in stock and and or options); Lifestream: No greater than thirty forty-nine (49% when converted to common); Investing Entities: No greater than ten percent (10% when fully diluted).

         3.2 Upon completion of the additional financing by LifeNexus pursuant to paragraph 1.3, above, 60,000 shares or 60% of Lifestream's 100,000 shares of preferred shares in LifeNexus will automatically convert, and Lifestream Technologies, Inc. will then be obligated to sell the balance of 40,000 preferred share sufficient portion of itsin LifeNexus, to an independent party, at a rate no less than the stock share price paid by the last investing entity pursuant to paragraph 1.3, above, such that Lifestream's total remaining interest in the capital stock of LifeNexus will be no greater than thirty percent (30%) of the total outstanding capital stock in LifeNexus, upon the sale of the 40,000 preferred shares to an independent party those shares will immediately convert into Common Shares in LifeNexus. Lifestream and LifeNexus will cooperate and each will use its best efforts to complete this transaction prior to or in conjunction with LifeNexus' next round of financing. Upon completion of this transaction, the capital stock ownership in LifeNexus will be as follows:

         Management under contract:  At approximately twenty percent (20%);
         Lifestream:       No greater than thirty (30%);
         Investing Entities:        Approximately fifty percent (50%).

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         IV.  TERM AND TERMINATION
         41. In the event that the Condition Precedent is not satisfied within the Condition Precedent Satisfaction Period, this Agreement will automatically terminate at the end of the Condition Precedent Satisfaction Period unless the Agreement is extended in writing by both parties.
         4.2 In the event that the Condition Precedent is satisfied within the Condition Precedent Satisfaction Period, this Agreement will remain in effect until six (6) years following expiration of the last surviving patent, trademark or copyright relating to the Intellectual Property Assets.
         4.3 LifeNexus will have a reasonable right to inspect all products and processes manufactured, used, imported or sold by Lifestream in the United States that bear a trademark owned by LifeNexus, and LifeNexus may terminate Lifestream's license to use any such trademark in the event that any product or process manufactured, used, imported or sold by Lifestream in the United State that bears a trademark owned by LifeNexus fails to meet the normal and customary standards of LifeNexus upon six month's notice of such failure unless such failure is cured within this six month period; provided, however that all products and processes presently manufactured, used, imported or sold by Lifestream in the United States do, by stipulation of the parties, satisfy the normal and customary standards of LifeNexus.
         4.4 This Agreement will automatically terminate upon the filing for bankruptcy, and upon such termination the Intellectual Property Assets will automatically revert, and will be automatically conveyed by LifeNexus, to Lifestream without any conditions or the need for Lifestream to take any action or give any notice whatsoever. , Tthis provision will remain in full effect until such time that Lifestream's equity holdings is reduced to less than 10%.

         V.  MANUFACTURE AND MARKETING
         5.1 LifeNexus will have the sole right and responsibility for determining how to exploit the Intellectual Property Assets except within the Lifestream Exclusive Field of Use.
         5.2 Lifestream will have the sole right and responsibility for determining how to exploit the Intellectual Property Assets within the Lifestream Exclusive Field of Use.
         5.3 LifeNexus will affix appropriate patent markings identifying any issued U.S. Patents resulting from the Intellectual Property Assets pursuant to 35 U.S.C. ss. 287 (a) to any products covered by said U.S. Patents that are manufactured, imported or sold by LifeNexus in the United States.


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         5.4 Lifestream will affix appropriate patent markings identifying any issued U.S. Patents resulting from the Intellectual Property Assets pursuant to 35 U.S.C. ss. 287 (a) to any products covered by said U.S. Patents that are manufactured, imported or sold by Lifestream in the United States.

         VI.  PATENT PROSECUTION AND ENFORCEMENT
         6.1 LifeNexus will have the exclusive right to revive, maintain, enforce and defend the Intellectual Property Assets at its sole discretion and for its own benefit except to the extent that said Intellectual Property Assets are used within the Lifestream Exclusive Field of Use.
         6.2 Lifestream will have the exclusive right to revive, maintain, enforce and defend the Intellectual Property Assets at its sole discretion and for its own benefit within the Lifestream Exclusive Field of Use.
         6.3 In the event of legal action concerning the Intellectual Property Assets, each party will provide reasonable assistance to the other party in connection with the legal action at its own cost.
         6.4 Neither party will be required by this Agreement to become a party to any dispute or litigation of any kind with third parties.
         6.5 Lifestream will provide LifeNexus with reasonable assistance in connection with perfecting its interest in the Intellectual Property Assets, at its own cost, including but not limited to executing appropriate papers relating to the prosecution and assignment of patent and trademark rights.
         6.6 Each party will promptly notify the other party in the event that it becomes aware of another entity that is suspected, upon information and belief, to be infringing any of the Intellectual Property Assets.

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         VII.  ADDITIONAL COOPERATION
         7.1 Lifestream, at no charge to LifeNexus other than its actual out-of-pocket costs, will provide LifeNexus with support regarding implementation of its technology, integration of its technology with Lifestream's products and services, and pursuit of intellectual property rights during the term of this Agreement.

         7.2 The parties to this Agreement acknowledge that Christopher Maus is integral to the success of LifeNexus and the maximization of the return on the investment of both parties. LifeNexus, therefore agrees to use their best efforts to encourage Christopher Maus to make his services available to LifeNexus. It is further understood that LifeNexus would not engage in this agreement without the availability of the services of Christopher Maus. LifeNexus agrees to use it's best efforts in good faith, independently of Lifestream, to negotiate with Christopher Maus the terms of compensation and other matters relating to these services to assure the success of the LifeNexus venture. Both parties acknowledge that Mr. Maus expects to spend approximately 25% of his time supporting the LifeNexus venture. Lifestream agrees to facilitate these efforts by not reducing Mr. Maus' compensation from Lifestream on account of this engagement by LifeNexus so as long as such services do not interfere with the day-to-day activity of Lifestream. The foregoing notwithstanding, nothing contained herein shall preclude Lifestream from reducing the compensation of Mr. Maus for circumstances other than that attributable to his engagement or employment by LifeNexus, provided that any such reduction shall be preceded by 90 days' written notice as to the basis for such reduction. It is understood that due the curreant relationship between Lifestream Technologies, Inc. and Christopher's Maus no options can be converted into to common shares of LifeNexus stock to cause a consolidated balance sheet with Lifestream Technologies, Inc.

         7.3 Lifestream will not take any action relative to LifeNexus which will result in Lifestream having to include LifeNexus in its consolidated financial statements for accounting or tax purposes.

         VIII.  WARRANTIES AND INDEMNITIES
         8.1 Lifestream warrants that it is the owner of the Intellectual Property Assets, and that it has an unencumbered legal right to enter into and perform as required by this Agreement.
         8.2 LifeNexus warrants that it has an unencumbered legal right to enter into and perform as required by this Agreement.


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         8.3 LIFESTREAM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND AS TO
THE VALIDITY OF THE INTELLECTUAL PROPERTY ASSETS, WHETHER ANY PRODUCT OR PROCESS DESCRIBED IN THE INTELLECTUAL PROPERTY ASSETS IS COVERED BY THE INTELLECTUAL PROPERTY ASSETS AS CLAIMED IN THE ASSOCIATED DOCUMENTS, WHETHER ANY PRODUCT OR PROCESS DESCRIBED IN THE INTELLECTUAL PROPERTY ASSETS DOES OR DOES NOT INFRINGE ANY PATENT, TRADEMARK, COPYRIGHT, UTILITY MODEL OR OTHER RIGHT OF ANY THIRD PARTY, WHETHER ANY PRODUCT OR PROCESS DESCRIBED IN THE INTELLECTUAL PROPERTY ASSETS IS FUNCTIONAL FOR ANY INTENDED PURPOSE, OR WHETHER ANY PRODUCT OR PROCESS DESCRIBED IN THE INTELLECTUAL PROPERTY ASSETS IS MERCHANTABLE FOR ANY PURPOSE.
         8.4 LifeNexus indemnifies, holds harmless, and agrees to defend Lifestream with respect to any claim or cause of action arising out of manufacture, use, sale or importation of products and products as described in the Intellectual Property Assets by LifeNexus including, without limitation, personal injury to persons using or misusing the products or products as described in the Intellectual Property Assets, or loss or damage to medical or other data resulting from using or misusing the products or products as described in the Intellectual Property Assets.
         8.5 LifeNexus indemnifies, holds harmless, and agrees to defend Lifestream with respect to any right, claim or cause of action arising out of sublicensing by LifeNexus of the Intellectual Property Assets.
         8.6 Lifestream indemnifies, holds harmless, and agrees to defend LifeNexus with respect to any right, claim or cause of action arising out of manufacture, use, sale or importation of products and processes as described in the Intellectual Property Assets by Lifestream including, without limitation, personal injury to persons using or misusing the products or products as described in the Intellectual Property Assets, or loss or damage to medical or other data resulting form using or misusing the products or products as described in the Intellectual Property Assets.
         8.7 Lifestream indemnifies, holds harmless, and agrees to defend LifeNexus with respect to any right, claim or cause of action arising out of sublicensing by Lifestream of the Intellectual Property Assets.

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         IX.  CONFIDENTIALITY
         9.1 Each party will keep the terms of this Agreement confidential and will not disclose the terms of this Agreement without the express written permission of the other party, except and only to the extent that such information is or becomes available in the public domain through no fault of disclosing party; is available from another source in good faith and without limitation as to use, or disclosure is required by court order or other mandatory legal requirement.

         X.  MISCELLANEOUS
         10.1 All written notices, correspondence and payments under this Agreement will be delivered to the addresses of record as stated in the preamble of this Agreement. Either party may change its address of record with written notice.
         10.2 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter addressed by this Agreement, and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both parties and containing express reference to this Agreement.
         10.3 The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this Agreement.
         10.4 In the event that any provision of this Agreement is declared invalid or legally unenforceable by a court of competent jurisdiction from which no appeal is or can be taken, the invalid provision will be deemed replaced by a similar but valid and legally enforceable provision as near in effect as the invalid or legally unenforceable provision, and the remainder of this Agreement will be deemed modified to conform thereto and will remain in effect.
         10.5 Lifestream may assign its rights and responsibilities under this Agreement in whole or in part.
         10.6 LifeNexus may not assign or otherwise transfer its rights or obligations under this Agreement except by transfer to a successor corporation through merger or acquisition of LifeNexus or the portion of the LifeNexus business to which the Intellectual Property Assets pertain without the express, written approval of Lifestream, which approval will not be unreasonably withheld, and LifeNexus may not sublicense its rights except as provided in this Agreement.

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         10.7 This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.
         10.8 All monetary values in this Agreement are stated in United States Dollars.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each of which constitutes an original, to be effective as of the February 1, 2005.

         By:      /s/ David Hurley                             Date:   1/7/05
            --------------------------------------------------         ------
                  LifeNexus, Inc.
                  By:      David Hurley
                  Title:   Chief Executive Officer



         By:      /s/ Robert Boyle                             Date:   1/7/05
            --------------------------------------------------         ------
                  Lifestream Technologies, Inc.
                  By:      Robert Boyle
                  Title:   Secretary/Treasurer, Board of Director, Member

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